     Filed pursuant to Rule 433(d)
Registration Statement No. 333- 131356-05

FINAL TERM SHEET, dated September 24, 2007

$956,850,000
USAA AUTO OWNER TRUST 2007-2
Issuing Entity
USAA Acceptance, LLC
Depositor

USAA FEDERAL SAVINGS BANK
Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2007-2 Asset Backed Notes:

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
	Notes(2)(3)	Notes (3)	Notes (3)	Notes(3)	Notes(2)(4)
Principal
Amount	$348,000,000	$298,000,000	$436,000,000	$222,850,000	$36,899,842

Per Annum
Interest
Rate	5.24862%	5.04%	4.90%	5.07%	5.97%

Final
Scheduled
Payment
Date	March 16, 2009	April 15, 2010	February 15, 2012	June 17, 2013	March 17, 2014

Initial Public
Offering
Price	N/A	99.997813%	99.986546%	99.991241%	N/A

Ratings
(Moody’s/S&P)	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA	N/A/BBB

Payment Date	Monthly, beginning	Monthly, beginning	Monthly, beginning	Monthly, beginning	Monthly, beginning
	October 15, 2007	October 15, 2007	October 15, 2007	October 15, 2007	October 15, 2007
	(subject to the	(subject to the	(subject to the	(subject to the	(subject to the
	business day	business day	business day	business day	business day
	convention)	convention)	convention)	convention)	convention)

Weighted Average
Life(1)	0.28	0.90	1.90	3.16	3.36

CUSIP	90327T AA1	90327T AB9	90327T AC7	90327T AD5	90327T AE3

(1) Pricing speed: 1.6% ABS (with a 10% clean-up call).
(2) Not publicly offered.
(3) The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4) The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account except by certain insurance company general accounts that are able to make the representations and warranties set forth in the Indenture.
Trade Date: September 24, 2007

Settlement Date: October 4, 2007

Joint Global Coordinators of the Class A Notes
Deutsche Bank Securities		JPMorgan
Co-Managers of the Class A Notes
Barclays Capital
Credit Suisse
HSBC
Lehman Brothers
Wachovia Securities

     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.